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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF FORMATION

                                       OF

                           LIMITED LIABILITY COMPANY


FIRST:    The name of the limited liability company is:

                              Epic Resorts, LLC

SECOND:   The address of the Company's registered office in the State of
Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.


IN WITNESS WHEREOF, the undersigned has executed, signed and acknowledged this Certificate of Formation this 26th day of June, 1998.



                              By:  /s/ Thomas F. Flatley
                                   --------------------------------
                                   Name: Thomas F. Flatley
                                   Title: Organizer and Sole Member